UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	January 18, 2008

AMERIRESOURCE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20033	84-1084784
(Commission File Number)	(IRS Employer Identification Number)

3440 E. Russell Road, Suite 217, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

(702) 214-4249
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a material definitive agreement

On January 18, 2007, AmeriResource Technologies, Inc., (“Company”), a Delaware corporation, approved and entered into two (2) Convertible Notes identified as Document A-01082008, and Document B-01082008, and one (1) Collateralized Note Payment identified as Document C-01082008.  The terms of the referenced convertible notes and collateralized note payment are as outlined and are attached here within as Exhibits.

Convertible Note A-01082008 in the principle amount of $90,000 has a maturity date of January 8, 2011, with a one-time interest charge of 12% with principle and interest due on the maturity date of the note. Both interest and principle amounts can be converted into voting common stock based upon the lesser of $0.001 or one half of the average of the three lowest trading prices in the 20 trading days prior to the conversion or maturity date. A prepayment of 150% of the note balance is permitted at any time prior to the maturity date. The Convertible Note is issued by AmeriResource to the Investor, JMJ Financial.

Convertible Note B-01082008 in the principle amount of $500,000 has a maturity date of January 8, 2011, with a one-time interest charge of 12% with principle and interest due on the maturity date of the note. Both interest and principle can be converted into voting common stock based upon the lesser of $0.001 or one half of the average of the three (3) lowest trading prices in the 20 trading days prior to the conversion and/or maturity date. A prepayment charge of 5% per annum on the outstanding balance of principle and accrued interest will be assessed. The Convertible Note is issued by AmeriResource to the Investor, JMJ Financial.

Secured and Collateralized Promissory Note C-01082008 in the principle amount of $500,000 with a maturity date of January 8, 2012, and a one-time interest charge of 12% with both interest and principle due on the maturity date of the note. This note is a full recourse Note with provisions for foreclosure rights on the collateral as defined in the Collateral and Security Agreements. This Note is issued by the Investor, JMJ Financial with AmeriResource being the Holder of the Note.

Item 9.01         Financial Statements and Exhibits

NONE

EXHIBIT NO.	PAGE NO.	DESCRIPTION

1.01 (i)	4	Convertible Note A-01082008

1.01 (ii)	5	Convertible Note B-01082008

1.01 (iii)	6	Collateralized Promissory Note Document C-01082008

SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriResource Technologies, Inc.

Dated this 18th day of January 2, 2008	By:	/s/ Delmar Janovec
Delmar Janovec
President